               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  Transatlantic Holdings, Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          TRANSATLANTIC HOLDINGS, INC.
                    80 PINE STREET, NEW YORK, NEW YORK 10005
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000
                              -------------------

                                                                   April 5, 2000

To the Stockholders of
TRANSATLANTIC HOLDINGS, INC.:

    The Annual Meeting of stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH'), will be held at 72 Wall Street, Seventh Floor, New York, New York, on Thursday, May 18, 2000, at 11:00 o'clock A.M., for the following purposes:

        1. To elect 9 directors of TRH to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

        2. To consider and act upon the proposed 2000 Stock Option Plan;

        3. To act upon a proposal to select PricewaterhouseCoopers LLP as independent accountants for 2000; and

        4. To transact any other business that may properly come before the meeting.

    Stockholders of record at the close of business on March 24, 2000 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of TRH at 80 Pine Street, New York, New York.

    Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope.

                                           By Order of the Board of Directors

                                           ELIZABETH M. TUCK
                                           Secretary

                          TRANSATLANTIC HOLDINGS, INC.
                      80 PINE STREET, NEW YORK, N.Y. 10005
                              -------------------
                                PROXY STATEMENT
                              -------------------

                                                                   April 5, 2000

    The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH' or the 'Company'), to be held on May 18, 2000, and at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of directors, for the adoption of the 2000 Stock Option Plan and for the selection of PricewaterhouseCoopers LLP as independent accountants for 2000.

    Only stockholders of record at the close of business on March 24, 2000 will be entitled to vote at the meeting. On that date 34,733,421 shares (exclusive of shares held by TRH) of common stock, par value $1.00 per share ('TRH Common Stock'), were outstanding, each such share of stock having one vote.

    This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of TRH on or about April 5, 2000.

                              BENEFICIAL OWNERSHIP

    The following table lists the beneficial ownership of each person or group who, as of March 24, 2000, owned to TRH's knowledge, more than five percent of the outstanding TRH Common Stock.

                                                    AMOUNT AND
                                                      NATURE
                NAME AND ADDRESS                   OF BENEFICIAL    PERCENT OF
               OF BENEFICIAL OWNER                   OWNERSHIP     VOTING SHARES
               -------------------                   ---------     -------------
American International Group, Inc. ('AIG')(1) ...   20,849,420         60.03
70 Pine Street
New York, NY 10270

Davis Selected Advisers, LP(2) ..................    6,041,400         17.39
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

Tweedy, Browne Company, LLC(3) ..................    1,811,423          5.22
52 Vanderbilt Avenue
New York, NY 10017

---------

(1) Includes 11,743,452 shares directly owned by American Home Assurance Company, a wholly-owned subsidiary of AIG, which shares with AIG voting and investment power over such shares. AIG has sole voting and investment power over the remaining shares.

(2) Davis Selected Advisers, LP filed a Schedule 13G, dated March 7, 2000, with respect to the shares of TRH Common Stock held by it, which stated that it was an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and that it had sole power to vote or to direct the vote with respect to 6,041,400 shares, shared voting power with respect to no shares, sole power to dispose or to direct the disposition with respect to 6,041,400 shares and shared dispositive power with respect to no shares.

(3) Tweedy, Browne Company, LLC filed a Schedule 13F, dated February 8, 2000, with respect to the shares of TRH Common Stock held by it, which stated that it is an institutional investment manager, and that it has sole investment discretion with respect to 1,811,423 shares, unknown investment discretion with respect to 250 shares, sole voting authority with respect to 1,749,099 shares, shared voting authority with respect to no shares, unknown voting authority with respect to 250 shares and no voting authority with respect to 62,324 shares.

                            I. ELECTION OF DIRECTORS

    Nine directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. If a quorum is present at the meeting, the affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote thereon is required to elect the directors; abstentions and broker non-votes will have no effect on the outcome of the vote. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the TRH Board of Directors shall recommend. The nominees, and certain information supplied by them to TRH, are as follows:

[Photo]              JAMES BALOG                            RETIRED CHAIRMAN, 1838 INVESTMENT ADVISORS, L.P.
                     Age 71                                 (investment management company)
                     Director since 1988. He has            Director, Galen Partners, L.P. (technical
                     also served as a director of           advisory board), Great-West Life and Annuity
                     Transatlantic Reinsurance              Insurance Company and Trustee, Phoenix
                     Company ('TRC'), a wholly-             Partners, Euclid Mutual Funds (Mutual Funds).
                     owned subsidiary of TRH,
                     since 1990 and of Putnam
                     Reinsurance Company
                     ('Putnam'), a wholly-owned
                     subsidiary of TRC, since 1988.

[Photo]              C. FRED BERGSTEN                       DIRECTOR, INSTITUTE FOR INTERNATIONAL ECONOMICS
                     Age 58                                 (nonprofit research institution)
                     Director since 1998. He has also
                     served as a director of TRC and of
                     Putnam since 1998.

[Photo]              IKUO EGASHIRA                          CHAIRMAN OF THE BOARD OF DIRECTORS, THE NICHIDO
                     Age 69                                 FIRE & MARINE INSURANCE COMPANY, LIMITED, TOKYO,
                     Director since 1995. He has also       JAPAN
                     served as a director of TRC and of     (insurance)
                     Putnam since 1995.

[Photo]              MAURICE R. GREENBERG                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                     Age 74                                 (insurance and financial services holding
                     Chairman since 1986. He has also       company)
                     served as the Chairman of TRC since    Director, AIG, Director, President and Chief
                     1977 and of Putnam since 1986.         Executive Officer of C.V. Starr & Co., Inc.
                                                            ('Starr'), a director of Starr International
                                                            Company, Inc. ('SICO'), private holding
                                                            companies (see 'Ownership of Certain
                                                            Securities'), a director of International
                                                            Lease Finance Corporation ('ILFC') (a wholly
                                                            owned subsidiary of AIG).

[Photo]              JOHN J. MACKOWSKI                      RETIRED CHAIRMAN AND CHIEF EXECUTIVE
                     Age 74                                 OFFICER, THE ATLANTIC MUTUAL COMPANIES
                     Director since 1990. He has also       (insurance)
                     served as a director of TRC and of     Director, Venator Group and Northern Trust
                     Putnam since 1990.                     Company of Connecticut

[Photo]              EDWARD E. MATTHEWS                     VICE CHAIRMAN-INVESTMENTS AND FINANCIAL
                     Age 68                                 SERVICES, AIG
                     Director since 1986. He has also       Director, AIG, Starr, SICO and ILFC
                     served as a director of TRC since
                     1977 and of Putnam since 1986.

[Photo]              ROBERT F. ORLICH                       PRESIDENT AND CHIEF EXECUTIVE OFFICER, TRH,
                     Age 52                                 TRC AND PUTNAM
                     Director since 1994. He has also       Chairman, Trans Re Zurich; Director,
                     served as a director of TRC and of     Transatlantic Re Argentina S.A.
                     Putnam since 1992.

[Photo]              HOWARD I. SMITH                        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                     Age 55                                 OFFICER AND COMPTROLLER, AIG
                     Director since 1994. He has also       Director, AIG, Starr, SICO, ILFC, 21st
                     served as a director of TRC and of     Century Insurance Group (a majority owned
                     Putnam since 1994.                     subsidiary of AIG) (insurance) and The
                                                            Kroll-O'Gara Company


[Photo]              THOMAS R. TIZZIO                       SENIOR VICE CHAIRMAN-GENERAL INSURANCE, AIG
                     Age 62                                 Director, AIG, Starr and SICO
                     Director since 1990. He has also
                     served as a director of TRC since
                     1979 and of Putnam since 1990.

    The principal occupation or affiliation of each of the nominees is shown in bold face type. Except as hereinafter noted, each director has occupied an executive position with his company or an affiliate thereof for at least the prior five years. Mr. Egashira served as the President of The Nichido Fire & Marine Insurance Company, Limited from 1988 to 1995.

    There were four regularly scheduled meetings of the Board of Directors during 1999. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors held during the period in which they were eligible to serve, except Mr. Egashira, who attended 25% of the meetings he was eligible to attend. There are four regular meetings of the Board of Directors scheduled to be held during 2000.

    Messrs. Balog, Bergsten and Mackowski are the current members of the Audit Committee, which held three meetings during 1999. There are three Audit Committee meetings scheduled to be held during 2000. The primary function of the Audit Committee is to give general advice to the Board of Directors and the officers in matters relating to the audits of the records of accounts of TRH and its subsidiaries. The Audit Committee reviews the performance and scope of the audit and non-audit services provided by the independent accountants during the fiscal year and recommends to the Board of Directors a firm of independent accountants to serve as auditors during the ensuing fiscal year. In addition, the Audit Committee reviews reports issued by TRH's internal audit division and the independent accountants.

    The Stock Option and Purchase Plan Committee administers the TRH employee benefit plans. The current members of the Stock Option and Purchase Plan Committee are Messrs. Balog and Mackowski. There was one Stock Option and Purchase Plan Committee meeting during 1999. One Stock Option and Purchase Plan Committee meeting is scheduled for 2000.

    The Compensation Committee determines the cash compensation for senior management. The current members of the Compensation Committee are Messrs. Balog, Greenberg, Mackowski and Tizzio. There was one Compensation Committee meeting during 1999, and one Compensation Committee meeting is scheduled for 2000.

    The Board does not have a nominating committee. The full Board would normally address matters relating to the nomination of directors, but the Executive Committee of the Board of Directors is also empowered to address such matters. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of TRH except those powers specifically reserved to the whole Board. Messrs. Greenberg, Matthews and Orlich are the current members of the Executive Committee. There was one Executive Committee action in 1999.

OWNERSHIP OF CERTAIN SECURITIES

    The following table summarizes the ownership of equity securities of TRH, and of entities which could be considered parents of TRH, by each of the directors, each executive officer named in the Summary Compensation Table, and by the directors and executive officers as a group.

                                                       EQUITY SECURITIES OWNED BENEFICIALLY
                                                             AS OF JANUARY 31, 2000(1)
                       -----------------------------------------------------------------------------------------------------
                                  TRH                         AIG                      STARR                    SICO
                             COMMON STOCK                COMMON STOCK               COMMON STOCK            VOTING STOCK
                       -------------------------   -------------------------   ----------------------   --------------------
                         AMOUNT AND                  AMOUNT AND                 AMOUNT AND              AMOUNT AND
                          NATURE OF      PERCENT      NATURE OF      PERCENT    NATURE OF     PERCENT   NATURE OF    PERCENT
                         BENEFICIAL        OF        BENEFICIAL        OF       BENEFICIAL      OF      BENEFICIAL     OF
NAME                   OWNERSHIP(2)(3)    CLASS    OWNERSHIP(4)(5)    CLASS    OWNERSHIP(6)    CLASS    OWNERSHIP     CLASS
---------------------  ---------------    -----    ---------------    -----    ------------    -----    ---------     -----
James Balog..........        9,150         .03          --            --          --            --        --           --
C. Fred Bergsten.....      --             --            --            --          --            --        --           --
Paul A. Bonny........       43,797         .13            7,698         (7)       --            --        --           --
Ikuo Egashira........      --             --            --            --          --            --        --           --
M.R. Greenberg.......       63,750         .18       30,410,955       1.96         5,000       24.10         10        8.33
John J. Mackowski....        4,500         .01          --            --          --            --        --           --
Edward E. Matthews...       31,875         .09        1,080,224        .07         2,250       10.84         10        8.33
Robert V. Mucci......       59,173         .17           12,060         (7)       --            --        --           --
Robert F. Orlich.....      141,309         .41            8,026         (7)          250        1.20      --           --
Steven S. Skalicky...       19,144         .06           25,257         (7)       --            --        --           --
Howard I. Smith......        3,750         .01          252,162        .02         1,500        7.23         10        8.33
Thomas R. Tizzio.....       31,875         .09          695,507        .04         1,750        8.43         10        8.33
Javier E. Vijil......       35,075         .10               64         (7)       --            --        --           --
All Directors and
  Executive Officers
  of TRH as a Group
  (14 individuals)...      445,642        1.28       32,492,061       2.10        10,750       51.80         40       33.32

---------

(1) Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Amounts of equity securities shown include shares of TRH Common Stock subject to options which may be exercised within 60 days as follows:
    Balog -- 3,750 shares, Bonny -- 43,312 shares, Greenberg -- 63,750 shares, Mackowski -- 3,750 shares, Matthews -- 31,875 shares, Mucci -- 39,636 shares, Orlich -- 123,750 shares, Skalicky -- 18,625 shares, Smith -- 3,750 shares, Tizzio -- 31,875 shares, Vijil -- 34,687 shares, all directors and executive officers of TRH as a group -- 400,960 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Orlich -- 6,228 shares with his wife, Skalicky -- 108 shares with his wife, all directors and executive officers of TRH as a group -- 6,336 shares.

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Orlich -- 549 shares, all directors and executive officers as a group -- 549 shares.

(3) Reflects a stock split effected as a 50 percent stock dividend on the TRH Common Stock, paid July 18, 1997.

(4) Amounts of equity securities shown include shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
    Greenberg -- 1,128,123 shares, Matthews -- 359,842 shares, Skalicky -- 7,382 shares, Smith -- 168,690 shares, Tizzio -- 367,394 shares, all directors and executive officers of TRH as a group -- 2,031,431 shares.
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Greenberg -- 29,155,959 shares with his wife and 126,873 shares with co-trustees, Orlich -- 8,026 shares with his wife, Skalicky -- 1,222 shares with his wife, Tizzio -- 328,113 shares with his wife, all executive officers and directors of TRH as a group -- 29,620,193 shares.

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Matthews -- 14,600 shares, Tizzio -- 36,411 shares, all directors and executive officers as a group -- 51,011 shares.

    Amount of shares shown for Mr. Greenberg does not include 13,086,536 shares held as trustee for the Starr Trust, as to which Mr. Greenberg disclaims beneficial ownership. Inclusion of these shares would increase Mr. Greenberg's total ownership by .84 percent. Amount of shares shown for Mr. Greenberg also excludes 4,454,844 shares owned directly by Starr (representing 24.0964 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(5) Reflects stock splits effected as 50 percent stock dividends on the AIG Common Stock, paid July 25, 1997 and July 31, 1998, and a 25 percent stock dividend on the AIG Common Stock paid July 30, 1999.

(6) As of January 31, 2000, Starr also had outstanding 5,250 shares of Common Stock Class B, a non-voting stock and 3,838 shares of Preferred Stock Series X-1. None of the nominees hold such shares. Shares of Starr's Series A through Series S Preferred Stock, and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 2000: Preferred Stock, Series A -- Greenberg (5,000), Matthews (1,500); Preferred Stock, Series
    B -- Greenberg (5,000), Matthews (1,750); Preferred Stock, Series
    C -- Greenberg (5,000), Matthews (1,750), Tizzio (125); Preferred Stock, Series D -- Greenberg (5,000), Matthews (1,750), Tizzio (375); Preferred Stock, Series E -- Greenberg (5,000), Matthews (2,000), Smith (125), Tizzio
    (625); Preferred Stock, Series F -- Greenberg (5,000), Matthews (2,000), Smith (250), Tizzio (1,000); Preferred Stock, Series G -- Greenberg (5,000), Matthews (2,250), Smith (375), Tizzio (1,000); Preferred Stock, Series H -- Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000); Preferred Stock, Series I -- Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000); Preferred Stock, Series J -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,000); Preferred Stock, Series K -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250); Preferred Stock, Series L -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250); Preferred Stock, Series M -- Greenberg (5,000), Matthews (2,250), Smith (750), Tizzio (1,500); Preferred Stock, Series N -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500); Preferred Stock, Series O -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500); Preferred Stock Series P -- Greenberg (5,000), Matthews (2,250), Orlich (125), Smith (1,000), Tizzio (1,500); Preferred Stock, Series Q -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,250), Tizzio (1,750), Preferred Stock Series R -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,375), Tizzio (1,750); Preferred Stock, Series S -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,500), Tizzio (1,750) and 5%
    Subordinated Preferred Stock -- Greenberg (100). The total outstanding shares were: Preferred Stock, Series A (8,490), Preferred Stock, Series B (8,305), Preferred Stock, Series C (7,750), Preferred Stock, Series D (8,500), Preferred Stock, Series E (9,750), Preferred Stock, Series F (11,125), Preferred Stock, Series G (11,875), Preferred Stock, Series H (12,500), Preferred Stock, Series I (12,875), Preferred Stock, Series J (13,875), Preferred Stock, Series K (14,625), Preferred Stock, Series L (14,625), Preferred Stock, Series M (16,125), Preferred Stock, Series N (17,625), Preferred Stock, Series O (17,625), Preferred Stock, Series P (18,375), Preferred Stock, Series Q (21,875), Preferred Stock, Series R (23,625), Preferred Stock, Series S (24,875) and 5% Subordinated Preferred Stock (100).

(7) Less than .01%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 (the 'Exchange Act') requires TRH's directors, officers and persons who own more than ten percent of a registered class of TRH's equity securities, to file with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of TRH Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish TRH with copies of all Section 16(a) forms they file. To TRH's knowledge, all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders have been complied with, except for Mr. Bergsten who failed to timely report the acquisition of 2,500 options to purchase TRH Common Stock in December, 1999 pursuant to the 1995 Stock Option Plan. In addition, there were two late filings with respect to 247,600 shares and 21,400 shares of TRH Common Stock acquired by AIG in January, 1999 and September, 1999, respectively. All of these late filings have now been made. In making these statements, TRH has relied on written representations of its directors, officers and ten percent stockholders, and copies of reports that they have filed with the SEC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    All directors, except those who are TRH employees, receive an annual retainer of $17,500 and a fee of $700 for each meeting of the Board or any committee of TRH or its subsidiaries attended, except for the Chairman, who receives an annual retainer of $75,000. In addition, certain directors may be granted stock options in recognition of extraordinary service to the Company. On December 2, 1999 the Stock Option and Purchase Plan Committee granted options to purchase 2,500 shares of TRH Common Stock to Mr. C. Fred Bergsten. Additionally, on December 2, 1999, the full Board of Directors granted options to purchase 2,500 shares of TRH Common Stock to each of Messrs. Balog and Mackowski. These options were granted pursuant to the TRH 1995 Stock Option Plan. The options were granted at fair market value on the date of grant ($76.50 per share) and first become exercisable at a rate of 25% per year commencing in December, 2000.

    The following table sets forth the compensation, for services in all capacities to TRH and its subsidiaries during 1999, of each of the President and Chief Executive Officer and the four most highly compensated executive officers of TRH.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                             ANNUAL          -----------------------
                                                         COMPENSATION(1)     SECURITIES      SICO
                                                       -------------------   UNDERLYING      LTIP         ALL OTHER
         NAME             PRINCIPAL POSITION    YEAR    SALARY     BONUS      OPTIONS     PAYOUTS(2)   COMPENSATION(3)
         ----             ------------------    ----    ------     -----      -------     ----------   ---------------
Robert F. Orlich......  President and CEO       1999   $576,923   $304,000     30,000     $  241,861       $10,000
                                                1998    502,885    320,000     25,000      1,705,701        10,000
                                                1997    403,847    295,000     25,000        130,181         9,500

Steven S. Skalicky....  Exec. V.P. and CFO      1999   $354,231   $100,000     10,000     $  115,172       $10,000
                                                1998    290,000     88,000     10,000        420,918        10,000
                        Sr. V.P. and Controller 1997    251,538     68,000      6,000        122,573         9,500

Paul A. Bonny.........  Exec. Vice President    1999   $348,373   $ 90,000     10,000     $   98,719       $38,200
                                                1998    317,092    112,000     10,000        406,334        41,222
                        Sr. Vice President      1997    267,112     82,000     10,000         79,179        33,389

Javier E. Vijil.......  Exec. Vice President    1999   $326,346   $ 81,000     10,000         --           $ 6,666
                                                1998    281,731     89,000     10,000        231,900         4,153
                        Sr. Vice President      1997    241,538     64,000     10,000         --             3,166

Robert V. Mucci.......  Sr. Vice President      1999   $306,154   $ 81,000      8,000     $  131,625       $10,000
                          and Actuary           1998    271,347     72,000      7,500        432,951        10,000
                                                1997    241,154     62,000      6,000        100,876         9,500

                                                                                          (Footnotes on next page)

(Footnotes from previous page)

(1) With respect to each executive officer named in the table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonuses reported for such executive officer.

(2) The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the 'SICO Plan') and will not be paid by or charged to TRH. Amounts shown represent the value of shares of AIG Common Stock allocated and/or paid out under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including TRH. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by TRH. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, and certain of the individuals named in the Summary Compensation Table are eligible for such early pay-out with respect to units awarded to them for the periods shown. In September, 1997 and September, 1998 Messrs. Orlich, Skalicky, Bonny and Mucci received a partial payout relating to the 1991-1992 and 1993-1994 SICO Plans, and in May, 1999 they received a partial payout relating to the 1995-1996 SICO Plans. The amounts received by the participants in 1997, and included in the value shown in the table, represented the market value of shares of AIG Common Stock distributed by SICO at September 15, 1997, as follows: Orlich -- $130,181;
    Skalicky -- $122,573; Bonny -- $79,179; Mucci -- $100,876. The amounts distributed by SICO to the participants in 1998, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at September 15, 1998, as follows: Orlich -- $159,701;
    Skalicky -- $150,368; Bonny -- $97,134; Mucci -- $123,751. The amounts distributed by SICO to the participants in 1999, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 1999, as follows: Orlich -- $241,861; Skalicky -- $115,172; Bonny -- $98,719; Mucci -- $131,625. Prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. The 1997 share amounts and sales prices are adjusted to reflect the stock split effected as a 50 percent stock dividend on the AIG Common Stock in July, 1998 and for the 25 percent stock dividend on the AIG Common Stock in July, 1999. The 1998 share amounts and sales prices are adjusted to reflect the stock split effected as a 25 percent stock dividend on the AIG Common Stock in July, 1999. In March, 1999, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1996 with respect to the January 1, 1997 to December 31, 1998 period. The values shown for the year 1998 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 1998 of $77.30, allocated as follows:
    Orlich -- 20,000 shares; Skalicky -- 3,500 shares; Bonny -- 4,000 shares; Vijil -- 3,000 shares; Mucci -- 4,000 shares.

(3) Amounts shown for Messrs. Orlich, Skalicky, Vijil and Mucci represent matching contributions under TRH's 401(k) Plan. Amounts shown for Mr. Bonny reflect contributions by TRH to The AIG Retirement Savings Plan (United Kingdom.)

    Messrs. Greenberg, Matthews, Smith, and Tizzio or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for TRH matters and such compensation is not included in the compensation for services to TRH shown in the Summary Compensation Table above.

    TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 1999, the premiums for this coverage approximated $115,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $52,000.

    The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 1998 (with respect to the 1999-2000 period) to the five individuals named in the Summary Compensation Table.

              SICO LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998(1)

                                             NUMBER OF
NAME                                           UNITS     PERFORMANCE PERIOD  ESTIMATED FUTURE PAYOUTS
----                                           -----     ------------------  ------------------------
Orlich.....................................    1,200         Two years            19,200 shares
Skalicky...................................      500         Two years             4,000 shares
Bonny......................................      500         Two years             4,000 shares
Vijil......................................      450         Two years             3,600 shares
Mucci......................................      450         Two years             3,600 shares

---------

(1) Awards represent grants of units under the SICO Plan described in Note 2 to the Summary Compensation Table with respect to the two-year period from January 1, 1999 through December 31, 2000. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 1999-2000 period and the value of such shares cannot be determined at this time. The number of shares shown under 'Estimated Future Payouts' represent the number of shares allocable to the named individuals based upon the units awarded to them for the 1999-2000 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 1999-2000 period were the same as those used to allocate the shares of AIG Common Stock for the 1997-1998 period. As noted in the description of the SICO Plan in Note 2 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age.

                              -------------------

    The following tables set forth information for each of the five individuals named in the Summary Compensation Table as to (i) grants of options to purchase TRH Common Stock under the TRH 1995 Stock Option Plan during 1999, and
(ii) option exercises during 1999, and option values as of December 31, 1999, with respect to options to purchase TRH Common Stock granted under the TRH 1995 Stock Option Plan and the TRH 1990 Stock Option Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                         % OF                                      POTENTIAL REALIZABLE
                         NUMBER OF      TOTAL                                       VALUE(4) AT ASSUMED
                         SECURITIES    OPTIONS                                     ANNUAL RATES OF STOCK
                         UNDERLYING   GRANTED TO                                   PRICE FOR OPTION TERM
                          OPTIONS     EMPLOYEES    EXERCISE                       -----------------------
         NAME             GRANTED      IN 1999      PRICE      EXPIRATION DATE      5%(2)        10%(3)
         ----             -------      -------      -----      ---------------      -----        ------
Orlich................     30,000       19.05       $76.50     December 2, 2009   $1,446,000   $3,649,200
Skalicky..............     10,000        6.35       $76.50     December 2, 2009      482,000    1,216,400
Bonny.................     10,000        6.35       $76.50     December 2, 2009      482,000    1,216,400
Vijil.................     10,000        6.35       $76.50     December 2, 2009      482,000    1,216,400
Mucci.................      8,000        5.08       $76.50     December 2, 2009      385,600      973,120

---------

(1) The options reflected in the table were granted in December 1999 and will become exercisable at a rate of 25% per year, commencing in December 2000.

(2) The appreciated price would be $124.70 per share.

(3) The appreciated price would be $198.14 per share.

(4) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of TRH Common Stock. Options would have no realized value if there were no appreciation or if there were depreciation from the price at which the options were granted.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                         AND YEAR-END OPTION VALUES(1)

TRANSATLANTIC HOLDINGS, INC. AND AMERICAN INTERNATIONAL GROUP, INC.

                                                                  TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                                                             UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                            NUMBER OF                          AT FISCAL YEAR END(2)       AT FISCAL YEAR END(4)(5)
                         SHARES ACQUIRED         VALUE      ---------------------------    ------------------------
        NAME            ON EXERCISE(1)(2)     REALIZED(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----            -----------------     -----------   -----------   -------------   -----------   -------------
Orlich...............         15,205          $1,027,944      123,750        68,750       $3,970,317      $373,899
Skalicky.............              0                   0       26,007        22,375        1,061,705       103,989
Bonny................              0                   0       43,312        25,313        1,433,195       141,436
Vijil................              0                   0       34,687        25,313          990,750       141,436
Mucci................              0                   0       39,636        19,438        1,265,297       121,015

    The following tables break out the options exercises and year-end option values shown in the table above for each of TRH Common Stock and AIG Common Stock separately.

TRANSATLANTIC HOLDINGS, INC.

                                                                  TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                                                             UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                            NUMBER OF                           AT FISCAL YEAR END           AT FISCAL YEAR END(4)
                         SHARES ACQUIRED         VALUE      ---------------------------   ---------------------------
        NAME              ON EXERCISE(1)      REALIZED(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----              --------------      -----------   -----------   -------------   -----------   -------------
Orlich...............         11,250           $634,219       123,750        68,750       $3,970,317      $373,899
Skalicky.............              0                  0        18,625        22,375          415,946       103,989
Bonny................              0                  0        43,312        25,313        1,433,195       141,436
Vijil................              0                  0        34,687        25,313          990,750       141,436
Mucci................              0                  0        39,636        19,438        1,265,297       121,015

AMERICAN INTERNATIONAL GROUP, INC.

                                                                 TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                                                            UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                             NUMBER OF                        AT FISCAL YEAR END(2)         AT FISCAL YEAR END(5)
                          SHARES ACQUIRED       VALUE      ---------------------------   ---------------------------
         NAME            ON EXERCISE(1)(2)   REALIZED(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------------   -----------   -----------   -------------   -----------   -------------
Orlich.................        3,955          $393,725            0             0         $      0       $      0
Skalicky...............            0                 0        7,382             0          645,759              0
Bonny..................            0                 0            0             0                0              0
Vijil..................            0                 0            0             0                0              0
Mucci..................            0                 0            0             0                0              0

---------

(1) TRH options are granted with respect to TRH Common Stock and AIG options are granted with respect to AIG Common Stock.

(2) Adjusted for the 25 percent AIG Common Stock split in July 1999.


(3) Aggregate market value on date of exercise less aggregate option price.



(4) Total value of vested and unvested options based on a fair market value of TRH Common Stock of $78.0625 per share, as of December 31, 1999.



(5) Total value of vested and unvested options based on a fair market value of AIG Common Stock of $108.125 per share, as of December 31, 1999.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Balog, Greenberg, Mackowski and Tizzio. No member of the Compensation Committee is a current officer or employee of the Company (or any of its subsidiaries) or was such an officer or employee at any time subsequent to June 1990, when the Company became a reporting company under the Exchange Act.
Mr. Greenberg is a director and Chairman and Chief Executive Officer of AIG and Mr. Tizzio is a director and Senior Vice Chairman-General Insurance of AIG.
Mr. Greenberg and Mr. Tizzio are stockholders, directors and/or executive officers of SICO and Starr. AIG owns 60.03% of the outstanding TRH Common Stock and engages in reinsurance and retrocession transactions with TRH, and provides certain administrative and advisory services to TRH, in the ordinary course of TRH's business. Approximately $184 million (11%) of gross premiums written by TRH in 1999 was attributable to reinsurance purchased by the AIG Group (AIG, together with its subsidiaries, is referred to herein as the 'AIG Group'), for the production of which TRH paid ceding commissions to the AIG Group of approximately $34 million in such year. TRH retroceded approximately $100.4 million of gross premiums written to the AIG Group in 1999 and received ceding commissions of approximately $16.2 million for the production of such business. TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions. Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH paid approximately $3.8 million to the AIG Group for these services in 1999. Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. In addition, during 1999, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's assets held as cash equivalents. TRH paid an aggregate of approximately $6.8 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 1999. TRH receives services for the maintenance of certain computer equipment from A.I. Credit Corp., an AIG subsidiary. TRH paid approximately $1,000 for such services in 1999. TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 1999, the premiums for this coverage approximated $115,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $52,000. SICO, Starr and the Starr Foundation owned 13.70%, 2.04% and 2.81%, respectively, of AIG Common Stock at January 31, 2000. Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $2,503,000 in 1999. From these payments, which constituted less than 1.9% of Starr's gross revenues in 1999, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts represented less than 0.15% of TRH's gross revenues in 1999. The members of the Stock Option and Purchase Plan Committee are Messrs. Balog and Mackowski, each of whom is a 'non-employee director' within the meaning of Rule 16b-3 under the Exchange Act.

COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee ('Committee') met on December 2, 1999. The Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to executive officer compensation policies and determines the cash compensation to be paid to the President and Chief Executive Officer and each of the other executive officers of the Company. The objectives of the Committee in determining the amount and type of cash compensation for each executive officer are to (i) provide a level of base compensation which would allow the Company to attract, retain and reward superior talent, and (ii) align the executive officers' interest with the success of the Company through the payment of bonuses based on the Company's performance. The Committee reviews the actions of the Stock Option and Purchase Plan Committee and addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation, development and stability.

    The Company's compensation policies continue to be subjective, and no specific formulas are applied in making compensation decisions. Before making any compensation recommendations, the Committee reviewed and compared the compensation of each of the senior executive officers of the Company to data from a special cut of the 1999 Sibson Reinsurance Survey ('Sibson'). The Sibson special cut is comprised of companies in the New York area against which the Company competes for personnel. The Committee also reviewed the 1998 compensation of the highest paid executive officers of selected competitors from publicly available information, as well as financial data such as return on equity, expense ratio, combined ratio, change in reserves, and the value today of $100 invested in June 1990. The Committee believes that the Company's continued strong performance in 1999 was largely attributable to the leadership of senior management. It was agreed that it would be in the best interest of the Company and its shareholders to compensate these individuals in a manner commensurate with their contributions to the Company's success. Accordingly, based solely on a subjective review, Robert F. Orlich, the Company's President and Chief Executive Officer, was given an increase in base salary to $625,000 from $575,000 in 1999. Mr. Orlich was also given a year-end 1999 bonus. Management's recommendations with respect to the other executives of the Company were also reviewed, considered and approved, based upon a subjective review of their respective responsibilities and contributions to the Company.

    The Committee noted the fact that certain of the Company's executive officers participate in the SICO Plan. The Company does not have any ownership interest in, or right to control SICO. Accordingly, the SICO Board makes determinations about participation in the SICO Plan independently of the Company and of the Committee.

    The Compensation Committee has considered the tax deductibility of compensation to its executive officers in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). No executive officer's cash compensation in 1999 exceeded $1 million. No executive officer's cash compensation payable by the Company in 2000 is expected to exceed $1 million. The Company has structured the TRH 1990 and 1995 Stock Option Plans with the intention that the compensation resulting from such plans would be deductible in light of Section 162(m).

                             COMPENSATION COMMITTEE
                JAMES BALOG, M.R. GREENBERG, JOHN J. MACKOWSKI,
                                THOMAS R. TIZZIO
                                DECEMBER 2, 1999

REPORT OF THE STOCK OPTION AND PURCHASE PLAN COMMITTEE ON EXECUTIVE COMPENSATION

    The Stock Option and Purchase Plan Committee ('Committee') met on
December 2, 1999. The Committee is composed solely of non-employee directors. The Committee is responsible for administering the TRH employee benefit plans. The Committee's philosophy is that stock options are a particularly important part of the compensation that inherently correlates long-term individual motivation and reward to Company performance. The Committee's approach is subjective. The Committee does not use specific criteria or formula to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considered the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other reinsurers as disclosed in publicly available materials as described above, the successful financial performance of the Company, the Company's long-term compensation goals and the cash compensation paid to the Company's executive officers. The Committee reviewed, considered and approved management's recommendation to grant 160,000 stock options under the TRH 1995 Stock Option Plan at an exercise price of $76.50 per share, the market price on the date of grant, which includes 30,000 options granted to the Company's President and Chief Executive Officer, Robert F. Orlich; 10,000 options granted to the Company's Executive Vice President and Chief Financial Officer, Steven S. Skalicky; 10,000 options granted to the Company's Executive Vice President/President International Operations, Paul A. Bonny; 10,000 options granted to the Company's Executive Vice President/President Latin American Division, Javier E. Vijil and 8,000 options granted to the Company's Senior Vice President and Actuary, Robert V. Mucci. Management's recommendations are based on a subjective assessment of the individuals, the nature of their responsibilities and their contribution to the Company. Included in the option grant are a total of 2,500 stock options to the following Director: C. Fred Bergsten. The option grant to Mr. Bergsten was made after reviewing and approving management's recommendations, which were based on a subjective assessment of his past and prospective contribution to the Company.

                    STOCK OPTION AND PURCHASE PLAN COMMITTEE
                         JAMES BALOG, JOHN J. MACKOWSKI
                                DECEMBER 2, 1999

PERFORMANCE GRAPH

    The following Performance Graph compares the cumulative total stockholder return on TRH Common Stock (assuming reinvestment of dividends) from December 31, 1994 through December 31, 1999, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the cumulative total return of the Insurance (PPTY-CAS)-500 Index which was formerly called Standard & Poor's Property-Casualty Insurance Index.

                    CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
                    VALUE OF $100 INVESTED IN DECEMBER, 1994

                                [PERFORMANCE GRAPH]


                                DEC. 94   DEC. 95    DEC. 96    DEC. 97    DEC. 98    DEC. 99
                                -------   -------    -------    -------    -------    -------
TRANSATLANTIC HOLDINGS, INC.      $100     $132.11   $145.92     $195.52    $207.75    $215.98
INSURANCE (PPTY-CAS)-500           100      135.40    164.52      239.33     222.69     166.00
S&P MIDCAP 400 INDEX               100      130.94    156.08      206.43     245.87     282.06

PENSION BENEFITS

    TRH employees are eligible to participate in or have participated in various AIG benefit plans.

    Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries, including TRH and its subsidiaries, who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ('Original Pension Plan'). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ('Current Retirement Plan') was established, with provisions substantially the same as the Original Pension Plan, except for the non contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's 'covered compensation' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.75% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus
 .925% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.425% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

    As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

    The AIG savings plan ('401(k) Plan') for employees, including employees of TRH and its subsidiaries, provides for salary reduction contributions by employees and matching contributions by TRH. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

    Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental plan ('the Supplemental Plan') are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

           3 YEAR                        TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
        AVERAGE FINAL          --------------------------------------------------------------------------
        COMPENSATION           10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
        ------------           --------   --------   --------   --------   --------   --------   --------
$125,000.....................  $15,180    $ 22,770   $ 30,360   $ 37,950   $ 45,540   $ 53,130   $ 60,720
 150,000.....................   18,743      28,114     37,485     46,856     56,228     65,599     74,970
 175,000.....................   22,305      33,458     44,610     55,763     66,915     78,068     89,220
 200,000.....................   25,868      38,801     51,735     64,669     77,603     90,536    103,470
 225,000.....................   29,430      44,145     58,860     73,575     88,290    103,005    117,720
 250,000.....................   32,993      49,489     65,985     82,481     98,978    115,474    131,970
 300,000.....................   40,118      60,176     80,235    100,294    120,353    140,411    160,470
 375,000.....................   50,805      76,208    101,610    127,013    152,415    177,818    203,220
 400,000.....................   54,368      81,551    108,735    135,919    163,103    190,286    217,470
 500,000.....................   68,618     102,926    137,235    171,544    205,853    240,161    274,470

    With respect to the individuals named in the Summary Compensation Table on page 7, other than Mr. Bonny, their respective years of credited service (under both plans) through December 31, 1999 are as follows: Orlich 13.17 years, Skalicky 13.42 years, Vijil 5.92 years, Mucci 16.67 years. Pensionable salary includes only the regular salary paid by TRH and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 1999 was as follows: Orlich -- $576,923; Skalicky -- $354,231; Vijil -- $326,346; Mucci -- $306,154.

    Effective January 1, 1991 a Supplemental Plan was provided to pay a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation. Messrs. Orlich, Skalicky, Vijil and Mucci were participants in the Supplemental Plan at December 31, 1999.

    During 1993, 1994 and up to June 1, 1995, Mr. Bonny participated in The AIG Pension Plan (United Kingdom), a defined benefit plan, in which the TRH contributions were calculated by the actuaries for that plan. Mr. Bonny currently participates in The AIG Retirement Savings Plan (United Kingdom), a defined contribution plan, to which he contributed approximately 8 percent of his pensionable salary in 1999. Contributions to this plan by TRH vary based on employee age, pensionable service and the employee's voluntary contributions. During 1999, TRH contributed approximately 11 percent of Mr. Bonny's pensionable salary of $348,373 to the plan based on his age, voluntary contribution and his
17.9 years of pensionable service.

RELATIONSHIP WITH AIG

    AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and financial services-related activities in the United States and abroad. U.S.-based property and casualty insurance subsidiaries of AIG currently have a group rating of 'A++ (Superior)', the highest rating classification, by A.M. Best Company. The AIG Group is one of the largest purchasers of reinsurance in the insurance industry based on premiums ceded.

    AIG owns 60.03% of the outstanding TRH Common Stock. Four of TRH's 9 current directors, including the Chairman, are executive officers of AIG and hold the following positions with AIG: Mr. Greenberg is a Director and the Chairman and Chief Executive Officer; Mr. Matthews is a Director and Vice
Chairman -- Investments and Financial Services; Mr. Smith is a Director, Executive Vice President, Chief Financial Officer and Comptroller and
Mr. Tizzio is a Director and Senior Vice Chairman -- General Insurance.

AIG GROUP REINSURANCE

    TRH, through its wholly-owned subsidiaries TRC, Putnam and Trans Re Zurich either accepts or rejects the AIG Group reinsurance offered based upon TRH's assessment of risk selection, pricing, terms and conditions. Historically, and with few exceptions, TRH has generally not set terms and conditions as lead underwriter with respect to the AIG Group treaty reinsurance; however, TRH may in the future set terms and conditions with respect to such business as a lead underwriter and intends that the terms and conditions of any such reinsurance will be negotiated on an arms' length basis. The Underwriting Committee of the Board of Directors of TRH, which includes directors of TRH who are not employees of the AIG Group, monitor TRH's underwriting policies. (See 'Compensation Committee Interlocks and Insider Participation').

    Approximately $184 million (11%), $167 million (11%) and $181 million (12%) of gross premiums written by TRH in the years 1999, 1998 and 1997, respectively, were attributable to reinsurance purchased by the AIG Group, for the production of which TRH paid ceding commissions to the AIG Group of approximately $34 million, $31 million and $32 million, respectively, in such years. TRH has no goal with respect to the portion of AIG Group versus non-AIG Group business it accepts. TRH's objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall underwriting results.

    TRH retroceded approximately $100.4 million of gross premiums written to the AIG Group in 1999 and received ceding commissions of approximately $16.2 million for the production of such business.

CERTAIN TRANSACTIONS WITH THE AIG GROUP

    Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH may terminate the agreements by giving six months' written notice to AIG. TRH paid approximately $3.8 million to the AIG Group for these services in 1999. (See 'Compensation Committee Interlocks and Insider Participation').

    Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. Under the terms of this agreement, AIG Global Investment Corp. has discretion to manage all the investment activities of TRH, except with respect to its cash equivalents, subject to the directions of TRH's Board of Directors and within the limits imposed by the New York Insurance Law. The agreement may be terminated by either party at any time. AIG Global Investment Corp. also provides investment management services for other clients. In addition, during 1999, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's cash equivalents. TRH paid an aggregate of approximately $6.8 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 1999.

    TRH receives services for the maintenance of certain computer equipment from A.I. Credit Corp., an AIG subsidiary. TRH paid approximately $1,000 for such services in 1999.

    TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions.

    TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 1999, the premiums for this coverage approximated $115,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $52,000.

    These services have been obtained at a cost which, in the opinion of TRH, has not exceeded the cost of obtaining such services from unaffiliated sources. The cost of certain of these services may increase or decrease in the future, subject to negotiation, but in any event are expected not to exceed the cost of obtaining such services from unaffiliated sources.

RELATIONSHIP WITH SICO AND STARR

    SICO and Starr owned 13.70% and 2.04%, respectively of AIG's outstanding common stock at January 31, 2000. Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio, directors of TRH, are also stockholders, executive officers or directors of SICO or Starr. (See 'Ownership of Certain Securities').

    Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $2,503,000 in 1999. From these payments, which constituted less than 1.9% of Starr's gross revenues in 1999, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid on terms available to unaffiliated parties and represent less than 0.15% of TRH's gross revenues in 1999.

         II. APPROVAL OF A PROPOSAL TO ADOPT THE 2000 STOCK OPTION PLAN

    Your Board of Directors recommends that the shareholders approve a proposal to adopt the 2000 Stock Option Plan (the '2000 Plan'). A copy of the 2000 Plan is attached as Appendix A. Upon adoption of the 2000 Plan, no additional options will be granted under the 1995 Stock Option Plan (the '1995 Plan'). The 1995 Plan will remain effective until previously granted options have been exercised, cancelled or have expired.

    The purpose of the 2000 Plan is to advance the growth and prosperity of TRH and its subsidiaries by providing their officers and other key employees, and the nonemployee directors of TRH, with additional incentives. The Board believes that the 2000 Plan will help attract, retain and motivate the Company's nonemployee directors, officers and other key employees as well as help to achieve the goal of aligning employee and stockholder interests, and is therefore in the best interests of the Company. The 2000 Plan is to be administered by a committee of the Board of Directors (the 'Committee') whose members are both 'disinterested directors' within the meaning of Rule 16b-3 under the Exchange Act and 'outside directors' within the meaning of
Section 162(m) of the Code.

    Under the 2000 Plan, options may be granted to such nonemployee directors, officers and other key employees to purchase up to an aggregate of 1,500,000 shares of TRH Common Stock, at exercise prices not less than the fair market value of such stock at the dates of grant. Stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code may only be granted to employees. Shares to be reserved for issuance under the 2000 Plan will consist of newly issued shares or shares acquired by TRH from time to time and held as treasury stock. Options granted to employees may be exercisable for periods not exceeding ten years from grant dates and shall be granted upon such other terms and conditions as the Committee may approve; provided, however, that options granted to an employee generally are not exercisable following the employee's termination of employment except that
(i) if such termination of employment is at or after normal retirement age or due to disability or death, any portion of a stock option, whether or not exercisable at the time of such termination, may be exercised by the optionee (or in case of death by the person or persons to whom the optionee's rights under such stock option are transferred by will or the laws of descent and distribution) at any time within the term of the stock option; and (ii) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Committee, any portion of a stock option may be exercised by the optionee within three months after such termination, but only to the extent such stock option was exercisable at the time of such termination. Options granted to nonemployee directors will be on such terms and conditions, including terms and conditions regarding exercisability and duration, as the Committee determines. No cash consideration will be received for the granting of options. The exercise price may be paid in cash, shares of TRH Common Stock (valued at fair market value) or a combination thereof. Options will not be transferable otherwise than by will or the laws of descent and distribution. The 2000 Plan provides that the Committee shall determine at the time of grant to an employee whether all or any part of a stock option shall be an incentive stock option. The number of shares available for options or issuable upon the exercise of options, and option prices, will be subject to antidilution and similar adjustments. Shares subject to options which terminate or expire prior to exercise will be available for further options under the 2000 Plan. No options may be granted under the 2000 Plan after December 31, 2009. The Board may from time to time amend the 2000 Plan, but no alteration or amendment may be made without the approval of stockholders if such approval is required by applicable law.

    Because the granting of options under the provisions of the 2000 Plan will be entirely within the discretion of the Committee, it is not possible to designate the employees or nonemployee directors to whom options will be granted under the 2000 Plan or the number of shares to be covered by such options. The 2000 Plan provides that options may not be granted to any one person to purchase more than 250,00 shares of TRH Common Stock covered by the 2000 Plan. It is expected that the aggregate number of optionees under the 2000 Plan is not likely to exceed 100.

    The market value of the TRH Common Stock on March 24, 2000 was $79.5625 per share.

TAX MATTERS

    Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for federal income tax purposes, and TRH will not be entitled to any tax deduction. If the shares received on the exercise of an incentive stock option are not disposed of within the one-year period beginning on the date of the transfer of such shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any profit realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain. In such event, no tax deduction will be allowed to TRH. In order for the exercise of an incentive stock option to qualify for the foregoing treatment, the optionee generally must be an employee of TRH or a subsidiary from the date of grant of the option through the date three months before the date of exercise, except in the case of death or disability, where special rules apply. If the shares are disposed of within the one-year period from the date of transfer of such shares to the optionee or within the two-year period from the date of the grant of the option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income of the optionee at the time of disposition, and TRH will be entitled to a corresponding tax deduction at such time.

    Upon the grant of an option which is not an incentive stock option, including an option granted to a nonemployee director, no income will be realized by the optionee. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income of the optionee and TRH will be entitled to a corresponding deduction. The optionee may be required to pay to TRH the applicable withholding taxes with respect to the ordinary income realized on exercise of a nonqualified stock option.

    Approval of the 2000 Plan requires approval by a majority of the votes cast on the proposal, provided that the total votes cast represent over 50% in interest of all of the shares of TRH Common Stock entitled to vote on the proposal. Abstentions will have the effect of a vote 'against' the adoption of the 2000 Plan and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

    The 2000 Plan is being submitted to the stockholders for their approval as a matter of Board policy, to comply with the New York Stock Exchange listing requirements and to qualify compensation paid thereunder as deductible for purposes of Section 162(m) of the Code. If the 2000 Plan is not approved by stockholders, it will not be put into effect and options will not be granted thereunder.

    AIG has informed TRH that it intends to vote its shares of TRH Common Stock in favor of the adoption of the 2000 Plan.

    Your Board of Directors recommends a vote FOR the proposal to approve the adoption of the 2000 Plan.

                   III. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of TRH for 2000. The firm, and its predecessors, has served as TRC's independent accountants since 1977 and TRH's since 1986. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    Your Board of Directors recommends a vote FOR the proposal to employ PricewaterhouseCoopers LLP.

               IV. STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    All suggestions from stockholders are given careful attention. Proposals intended to be presented at the 2001 annual meeting, and included in the Proxy Statement, should be sent to the TRH Secretary at 80 Pine Street, New York, New York 10005 and must be received by December 6, 2000. In addition, under TRH's By-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by TRH generally not less than 90 days nor more than 120 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by TRH's By-laws. A copy of TRH's By-laws which describes the advance notice procedures can be obtained from the TRH Secretary.

                                V. OTHER MATTERS

    While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by TRH under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled 'Committee Reports on Executive Compensation' and 'Performance Graph' shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

    TRH will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, their associates and approximately five officers and regular employees of TRH and its subsidiaries without receiving additional compensation. In addition to the foregoing, TRH has retained W.F. Doring & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $3,000 plus reasonable out-of-pocket expenses and disbursements of that firm. TRH will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

                                   APPENDIX A
                          TRANSATLANTIC HOLDINGS, INC.
                      2000 STOCK OPTION PLAN (THE 'PLAN')

    1. Purpose. The purpose of this Plan is to advance the interests of Transatlantic Holdings, Inc. ('TRH') by providing certain key employees of TRH and its subsidiaries, and members of the board of directors of TRH (the 'Board') upon whose judgement, initiative and efforts the successful conduct of the business of TRH largely depends, with an additional incentive to continue their efforts on behalf of TRH and its subsidiaries, as well as to attract people of training, experience and ability to TRH and its subsidiaries.

    2. Administration. Except as otherwise provided herein, the Plan shall be administered by a committee (the 'Committee') of the Board to be drawn solely from members of the Board who are not and have not been officers of TRH or its subsidiaries. The Committee shall consist of at least two (2) directors of TRH, each of which shall be (a) a Nonemployee Director (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) and (b) to the extent necessary for any stock option granted hereunder intended to qualify as Performance Based Compensation (within the meaning of Section 162(m)(4)(C) of the Code (as defined below) and the regulations promulgated thereunder) to so qualify, an Outside Director (within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder). For purposes of the preceding sentence, if one or more members of the Committee is not, in the case of clause (a) of the preceding sentence, a Nonemployee Director, or, in the case of clause (b) of the preceding sentence, an Outside Director, and, in either case, recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any stock options granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all optionees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine which employees of TRH and its subsidiaries shall receive stock options, the time when stock options shall be granted, the terms of such options and the number of shares for which options shall be granted. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant stock options (including grants to members of the Board who are not employees of TRH and its subsidiaries) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein.

    3. Stock Subject to the Plan. Subject to adjustment as provided in Section 7 hereof, the maximum number of shares that may be issued under the Plan is 1,500,000 shares of the common stock, par value $1.00 per share (the 'Common Stock') of TRH as such shares shall exist on January 1, 2000 which shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by TRH. Upon the expiration or termination (in whole or in part) of unexercised options, shares of Common Stock subject thereto shall again be available for issuance under the Plan.

    4. Eligibility. Employees of TRH and its subsidiaries, and members of the Board, shall be eligible to receive stock options under the Plan. Only employees shall be eligible to receive stock options that are intended to qualify as 'incentive stock options' within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code').

    5. Grant of Stock Options.

    (a) Stock options may be granted to eligible recipients in such number and at such times during the term of this Plan as the Committee shall determine: provided, however, that (i) the maximum number of shares of Common Stock as to which stock options may be granted under this Plan to any one individual in any one year may not exceed 100,000 shares (as adjusted pursuant to the provisions of Section 7) and (ii) options to purchase more than 250,000 shares of Common Stock set forth in Section

3 above (as adjusted pursuant to the provisions of Section 7) shall not be granted under this Plan to any one person.

    (b) At the time of grant, the Committee shall determine (i) whether all or any part of a stock option granted to an eligible employee shall be an incentive stock option and (ii) the number of shares subject to such incentive stock option. The form of any stock option which is all or in part an incentive stock option shall clearly indicate that such stock option is an incentive stock option or, if applicable, the number of shares subject to the incentive stock option. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of TRH and of any subsidiary corporation of TRH) shall not exceed $100,000.

    6. Terms and Conditions of Stock Options. All stock options granted under the Plan shall be in such form as the Committee may from time to time determine and shall be subject to the following terms and conditions:

    (a) Option Price. The option price per share with respect to each stock option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the stock option is granted.

    (b) Term of Option. In no event shall any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

    (c) Exercise of Stock Option and Payment for Shares. Except as provided in paragraph (e) of this Section below, the shares covered by each stock option may not be purchased for one year after the date on which the stock option is granted, but thereafter may be purchased in such installments as shall be determined by the Committee at the time the stock option is granted. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the stock option. To exercise a stock option, the optionee shall give written notice to TRH specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor: (i) in cash or by certified or official bank check, (ii) in shares of Common Stock held by the optionee for at least six months, valued as of the date of exercise, of the same class as those to be granted by exercise of the option, or (iii) in a combination of (i) and (ii). Notwithstanding the foregoing, at the sole discretion of the Committee, upon the request of the optionee, the Committee may permit, on such other terms and conditions as the Committee may determine, the deferral of delivery to a date or dates specified by the optionee of all or some of the shares otherwise deliverable by TRH to the optionee upon the exercise of the option. The Common Stock will be valued on the date of exercise at the fair market value as determined by the Committee. Any person exercising a stock option shall make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by TRH, on terms acceptable to TRH, with the provisions of the Securities Act of 1933, as amended, and any other applicable legal requirements. If an optionee so requests, shares purchased may be issued in the name of the optionee and another jointly with the right of survivorship.

    (d) Non-transferability of Options. No stock option granted under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution, and such stock option shall be exercisable, during his or her lifetime, only by the optionee.

    (e) Termination of Employment. Except as otherwise provided by the Committee, no part of any stock option granted to an employee (including an officer) may be exercised after the termination of his or her employment with TRH and its subsidiaries, except that

        (i) if such termination of employment is at or after normal retirement age or due to disability or death, any portion of a stock option, whether or not exercisable at the time of such termination, may be exercised by the optionee (or in case of death by the person or persons to whom the optionee's rights under such stock option are transferred by will or the laws of descent and distribution) at any time within the term of the stock option; and

        (ii) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Committee, any portion of a stock option may be exercised by the optionee within three months after such termination, but only to the extent such stock option was exercisable at the time of such termination.

    7. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, spinoff, extraordinary dividend, reorganization or liquidation, or any other change in the corporate structure or shares of TRH, subsequent to January 1, 2000, the Committee shall make such equitable adjustments, designed to protect dilution or enlargement of rights, as it may deem appropriate, in the number and kind of shares authorized by the Plan, in the limitations set forth in Section 5(a) and, with respect to outstanding stock options, in the number and kind of shares covered thereby and in the option price.

    8. Rights as a Stockholder. An optionee shall have no rights as a stockholder with respect to any shares covered by a stock option until the date of issuance of a stock certificate for such shares.

    9. Withholding Taxes. Whenever shares of Common Stock are to be issued in satisfaction of stock options granted under the Plan, TRH shall have the right to require the recipient to remit to TRH an amount sufficient to satisfy all applicable withholding tax requirements prior to the delivery of any certificate or certificates for shares.

    10. Term of Plan. No stock options shall be granted pursuant to the Plan after December 31, 2009 but stock options theretofore granted may extend beyond such date and the terms and conditions of the Plan shall continue to apply thereto.

    11. Choice of Law. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

    12. Termination or Amendment of Plan. The Board may at any time terminate the Plan with respect to any shares of Common Stock of TRH not at the time subject to option, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any stock option theretofore granted which would impair the rights of an optionee without the consent of such optionee, and further, that no alteration or amendment may be made without the approval of stockholders if such approval is required by applicable law.

    13. Approval of Stockholders. The Plan is being adopted as of January 1, 2000 by the Board subject to approval by the stockholders of TRH at the 2000 Annual Meeting of Stockholders. Any stock options granted under the Plan prior to the date of such stockholder approval are expressly conditioned on such stockholder approval.

APPENDIX 1
PROXY CARD

PROXY                     TRANSATLANTIC HOLDINGS, INC.                     PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 18, 2000

Maurice R. Greenberg and Robert F. Orlich, and each of them with full power of substitution, are hereby authorized to represent and vote all shares of common stock of Transatlantic Holdings, Inc. held of record on March 24, 2000 by the undersigned at the Annual Meeting of Stockholders to be held on May 18, 2000 and at any adjournment thereof.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or their substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all of the powers of said attorneys and proxies.

The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the Proxy Statement relating thereto and the Annual Report for 1999.

The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, such shares will be voted FOR the election of directors, FOR the proposals described in items 2 and 3, and in their discretion to vote upon any other matters that may properly come before the meeting.

  MANAGEMENT URGES YOU TO SIGN AND RETURN THIS PROXY IMMEDIATELY TO ENSURE ITS
             VOTE AT THE ANNUAL MEETING TO BE HELD ON MAY 18, 2000

No postage is required if returned in the enclosed envelope and mailed in the United States.

                  (Continued and to be signed on other side.)

                          TRANSATLANTIC HOLDINGS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER, USING DARK INK ONLY. [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

                                              For  Withhold   For All
                                              All     All     (Except nominee(s)
                                                               written below)
1. ELECTION OF DIRECTORS--                    [ ]     [ ]     [ ]
   Nominees: 01-James Balog, 02-C. Fred
   Bergsten, 03-Ikuo Egashira, 04-Maurice     ----------------------------------
   R. Greenberg, 05-John J. Mackowski,
   06-Edward E. Matthews, 07-Robert F.
   Orlich, 08-Howard I. Smith and
   09-Thomas R. Tizzio

                                                     For     Against     Abstain
2. Approval of adoption of the 2000
   Stock Option Plan:                                [ ]       [ ]         [ ]


                                                     For     Against     Abstain
3. Proposal to select PricewaterhouseCoopers
   LLP as independent accountants:                   [ ]       [ ]         [ ]

                                       Dated:______________________________ 2000

Signature(s)____________________________________________________________________

________________________________________________________________________________
Signature of stockholder should correspond exactly with the name stenciled hereon. Joint owners should both sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign partnership name by an authorized person.

                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.